Exhibit 99.1

CONTACT INFORMATION:
Thomas Nolan
Assistant V.P., Marketing & Product Dev.
Phone: 812.981.7355
Fax: 812.949.6870
tnolan@yourcommunitybank.com
www.yourcommunitybank.com
NASDAQ: CBIN

FOR IMMEDIATE RELEASE

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Community Bank Shares of Indiana, Inc. Announces

Norman E. Pfau, Jr. Joins Board of Directors at Community Bank Shares of Indiana, Inc.

NEW ALBANY, INDIANA (April 26, 2007) - Community Bank Shares of Indiana, Inc. announced today the appointment of Norman E. Pfau Jr. to the company's board of directors. Pfau has been President and CEO of Geo. Pfau's Sons Co., Inc since 1965. Geo. Pfau's Sons Co., is a worldwide leader in processing and manufacturing of specialty fats and oils with manufacturing facilities in Jeffersonville, Indiana. The Pfau Company maintains warehouses in California, Texas, Missouri, Illinois, Michigan and Canada.

"Mr. Pfau is a highly respected member of our community and that is evident by his commitment to the many local civic organizations he has served. We are honored to have him as a part of the Community Bank Shares family," stated Community Bank Shares of Indiana Inc. President and CEO James D. Rickard.

Pfau's civic activities include Past President and Past Campaign Chairman Clark County United Way, Past President and Board Member of the Rehabilitation Center and Goodwill Industries, Past Committee Member of Indiana University Athletics Committee, Past President and Treasurer of the Indiana University Varsity Club National Board of Directors, Past Co-Chairman of Capital Campaign for the Rehabilitation Center and Goodwill Industries.

Some of Pfau's Past Directorships include the Indiana Port Commission - 20 years, Indiana State Chamber of Commerce, Federal Reserve Bank of St. Louis - Louisville Branch, and Southern Indiana Economic Development Council (Past Chairman).

His awards include Indiana University School of Business Distinguished Entrepreneur, Southern Indiana Chamber of Commerce Business Person of the Year, Southern Indiana Chamber of Commerce Distinguished Community Service Award, Beta Gamma Sigma, Indiana University Distinguished Alumni Service Award, Indiana University Southeast Chancellor's Medallion, Sagamore of the Wabash - 3 Governors and American Red Cross Humanitarian of the Year Award.

Pfau is a native of Jeffersonville, Indiana, graduate of Jeffersonville High School 1961, and a graduate of the Indiana School of Business 1965. He and his wife, Sue, have been married for 43 years and have four children.

Headquartered in New Albany, IN, Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank, a full-service banking affiliate that operates in Clark and Floyd counties in Southern Indiana, and in greater Louisville, Kentucky and Nelson County, Kentucky; and The Scott County State Bank, which operates in Scott County, Indiana.

Community Bank Shares of Indiana, Inc. is traded on the NASDAQ Capital Market under the symbol CBIN.